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FORM 5
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/ / Check box if no                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                                         WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
    Instruction 1(b)                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

/ / Form 3 Holdings
    Reported

/ / Form 4 Transactions
    Reported

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1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to
                                                                                                 Issuer (Check all applicable)
                                                                                                  X  Director         10% Owner
                                                                                                 ----              ---
                                                                                                     Officer (give    Other (Specify
                                                 Sports Resorts International, Inc. ("SPRI")     ----        title ---       below)
  Gans             Ted               M.          f/k/n The Colonel's International, Inc.                     below)
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  (Last)          (First)          (Middle)   3. IRS Identification      4. Statement for     7. Individual or Joint/Group Filing
                                                 Number of Reporting        Month/Year           (Check applicable line)
                                                 Person, if an Entity                              X  Form filed by One Reporting
                                                 (Voluntary)                                     ---- Person
  951 Aiken Road                                                         March-October, 2001          Form Filed by More Than One
-------------------------------------------                              -------------------     ---- Reporting Person
                 (Street)                                                5. If Amendment,
 Owosso            MI               48867                                   Date of Original
-------------------------------------------                                 (Month/Year)
  (City)         (State)              (Zip)
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)
     None
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Right to Buy Option on                                                                           Common
Common Stock                 $4.00     3/1/01         A          850          9/1/01   3/1/11    Stock     850             0
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Right to Buy Option on                                                                           Common
Common Stock                 $5.87     9/1/01         A          893          3/1/02   9/1/11    Stock     893             0
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Right to Buy Option on                                                                           Common
Common Stock                 $6.63    10/19/01        A          10,000       4/19/02  10/19/11  Stock     10,000          0
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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    see below                   D
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    see below                   D
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    46,635                      D
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Explanation of Responses:

                                                                                           /s/ Ted M. Gans                  1/29/02
                                                                                           -------------------------------  -------
                                                                                           **Signature of Reporting Person   Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note: File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.